Exhibit 5.1

VENABLE LLP LETTERHEAD

May 2, 2008

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10019

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 793,372 shares (the “Shares”) of the Company’s Common Shares of Beneficial Interest, par value $0.04 per share (“Common Shares”), covered by the above-referenced Registration Statement on Form S-3 and any amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Company may elect to issue up to 793,372 Shares upon redemption of Class A Units of Limited Partnership Interest (“Class A Units”) and Class B Units of Limited Partnership Interest (“Class B Units”) in Vornado Realty, L.P., a Delaware limited partnership (the “Operating Partnership”). The Shares may be sold by the selling shareholders named in the Registration Statement (collectively, the “Selling Shareholders”) and are being registered on behalf of the Selling Shareholders pursuant to contractual registration rights.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Registration Statement and the related form of prospectus included therein (the “Prospectus”) in the form in which it was transmitted to the Commission under the 1933 Act;

2.         The Declaration of Trust of the Company (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.         The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.         Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company, relating to the issuance and registration of the Shares, certified as of the date hereof by an officer of the Company;

5.         The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company;

6.         A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.         A certificate executed by an officer of the Company, dated as of the date hereof; and

8.         Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.         Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.         Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.         None of the Shares will be issued, sold or transferred in violation of Article VI of the Declaration of Trust.

6.         Each of the Class A Units and Class B Units has been duly authorized and validly issued by the Operating Partnership and will be redeemed for Shares in accordance with the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2

2.         The issuance of the Shares has been duly authorized and, when and if issued upon redemption of Class A Units and Class B Units, as applicable, in accordance with the Resolutions and the Partnership Agreement (assuming that, upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust), the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement. Sullivan & Cromwell LLP, counsel to the Company, may rely upon this opinion for the purpose of rendering its opinion of even date herewith.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein in the section entitled “Validity of the Common Shares” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

3